Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus Vice President and Treasurer NASB Financial, Inc. 12498 South 71 Highway Grandview, MO 64030 Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (December 13, 2011)—NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended September 30, 2011, of $6,885,000 or $0.87 per share. This compares to net income of $4,389,000 or $0.56 per share for the quarter ended June 30, 2011, and compares to net income of $2,235,000 or $0.28 per share for the quarter ended September 30, 2010.

The net loss for the twelve months ended September 30, 2011, was $16,268,000 or $(2.07) per share, compared to net income of $6,323,000 or $0.80 per share for the twelve months ended September 30, 2010.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Kansas City, Lee’s Summit and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Twelve Months Ended
	9/30/11	6/30/11	9/30/10	9/30/11	9/30/10
EARNINGS DATA:
Net interest income	$13,255	13,176	12,994	52,166	53,848
Provision for loan losses	—	68	5,000	49,394	30,500
Non-interest income	10,756	6,385	12,544	24,474	43,580
Non-interest expense	12,816	12,356	16,781	53,698	57,667
Income tax expense	4,310	2,748	1,522	(10,184)	2,938

Net income	$6,885	4,389	2,235	(16,268)	6,323

FINANCIAL CONDITION DATA:
Total assets	$1,253,584	1,256,998	1,434,196	1,253,584	1,434,196
Total loans and mortgage-backed and related securities, net	1,072,429	1,074,187	1,268,073	1,072,429	1,268,073
Customer and brokered deposit accounts	809,675	881,987	933,453	809,675	933,453
Stockholders’ equity	150,378	144,575	167,762	150,378	167,762

FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$19.11	18.38	21.32	19.11	21.32
Earnings per share	0.87	0.56	0.28	(2.07)	0.80
Cash dividends paid per share	0.00	0.00	0.225	0.00	0.45

Return on assets (annualized net income divided by total average assets)	2.19%	1.39%	0.63%	(1.21)%	0.42%
Return on equity (annualized net income divided by average stockholders’ equity)	18.67%	12.33%	5.37%	(10.23)%	3.78%

Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614